Exhibit 99.2

Aqua Metals Prices Public Offering of Common Stock

McCarran Nevada, January 17, 2019 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is commercializing its proprietary AquaRefining™ electrochemical lead recycling technology, today announced the pricing of its previously announced underwritten public offering of 4,500,000 common shares at an offering price of $1.90 per share. In addition, Aqua Metals has granted the underwriter a 45-day option to purchase up to an additional 675,000 shares to cover over-allotments, if any. All of the common shares are being offered by the Company. Purchasers in the offering will include institutional investors as well as key Company insiders, including Aqua Metals’ CEO, CFO, Chairman and other independent board members.

The Company expects to receive gross proceeds from the offering, excluding the exercise of the over-allotment option, if any, of approximately $8.6 million, excluding underwriting discounts and commissions and other offering-related expenses. Assuming the full exercise of the over-allotment option, the gross proceeds may reach approximately $9.8 million.

Aqua Metals intends to use the net proceeds from the offering for working capital, which could include capital expenditures related to addressing operational efficiencies and the expansion of production activities at its initial AquaRefining facility at the Tahoe Regional Industrial Center, McCarran, Nevada, and general corporate purposes. The offering is expected to close on or about January 22, 2018, subject to the satisfaction of customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD), is acting as sole book-running manager for the proposed offering.

A shelf registration statement on Form S-3 relating to the shares of common stock being offered was filed with the Securities and Exchange Commission (the “SEC”) and is effective. Copies of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when available, from: National Securities Corporation, Attention: Christopher Passarelli, 200 Vesey Street, 25th Floor, New York, New York 10281, telephone: (212) 417-8164 or by email at prospectusrequest@nationalsecurities.com; or on the SEC’s website at http://www.sec.gov.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefiningTM technology and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the preliminary prospectus supplement filed with the SEC on January 16, 2019. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations

Darrow Associates

Alison Ziegler

T: (201) 220-2678

aziegler@darrowir.com